Pioneer Awarded Multi-Year Supply Contract by Hydro-Québec Utility Company

Renews and extends Pioneer’s largest customer supply contract

Fort Lee, NJ, February  20, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company") announced today that Hydro-Québec Utility Company (“Hydro-Québec”) has entered into a significant contract with Pioneer Transformers Ltd., a division of the Company, for the manufacture of distribution transformers. Hydro-Québec is the largest generator of electricity in Canada and operates the largest power transmission network in North America, including 17 interconnections allowing energy interchanges with other Canadian provinces and the U.S. Northeast.

The new supply agreement replaces Pioneer’s master agreements for the production of pad-mount and submersible transformers, which agreements originally came into effect in April 2010 and,  following the exercise of multiple extension options by Hydro-Québec, expired in September 2014. Like Pioneer’s past agreements with Hydro-Québec, the new contract provides for a two-year initial term, and includes two one-year extension options at Hydro-Quebec’s option, or a maximum term of four years.

"We are extremely pleased by this extension of our critical supply relationship with one of the largest and most progressive utilities in North America and the world's largest producer of hydropower," said Nathan Mazurek, CEO of Pioneer. Mr. Mazurek continued, "Hydro-Québec is a strong supporter of local engineering and manufacturing expertise and we have been a proud beneficiary of this commitment for almost five decades."

Pad-mount transformers are designed for use in grade level and underground commercial and residential electric distribution systems where safety, reliability and aesthetics are especially important. The submersible product line is intended for frequent or continuous submerged or underground operation, designed to withstand hot, cold or unclean environments while operating securely and efficiently over many years.

About Hydro-Québec Utility Company

Hydro-Québec generates, transmits and distributes electricity.  Its sole shareholder is the provincial government of Québec, Canada.  It uses mainly renewable generating options, in particular large hydro, and supports the development of other technologies—such as wind energy and biomass. A responsible corporate citizen committed to sustainability, Hydro-Québec carries out construction projects to prepare for the future. It also conducts R&D in energy-related fields, including energy efficiency. For more information on Hydro-Québec, please visit www.hydroquebec.com.

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About Pioneer Power Solutions, Inc. (Nasdaq: PPSI)

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (x) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xi) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiii) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xiv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours and (xv) the fact that future sales of large blocks of the Company's common stock may adversely impact the Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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